Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors
VaxGen, Inc.


We consent to the incorporation by reference in this registration statement on Form S-8 of VaxGen, Inc. (a development stage enterprise) of our report dated February 7, 2003, with respect to the balance sheets of VaxGen, Inc. as of December 31, 2002 and 2001, and the related statements of operations, cash flows, and stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2002 and for the period from November 27, 1995 (inception) through December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of VaxGen, Inc.

Our report dated February 7, 2003 contains an explanatory paragraph that states that VaxGen, Inc. has suffered recurring losses from operations during its development stage and expects to have a working capital deficiency for 2003 that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP
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Mountain View, California
August 15, 2003